                                                                  Exhibit (b)(1)

Deutsche Bank AG London                         Morgan Stanley Dean Witter Bank
Winchester House                                Limited
1 Great Winchester Street                       25 Cabot Square
London EC2N 2DB                                 Canary Wharf
                                                London
                                                E14 4QA

Morgan Stanley Senior
Funding, Inc.
1585 Broadway
New York, New York 10036
USA


To:

Reed International P.L.C.                       Elsevier NV
25 Victoria Street                              PO Box 470
London SW1H 0EX                                 1000 AL Amsterdam


Reed Elsevier Inc. ("RE INC.")                  Elsevier Finance SA ("EFSA")
275 Washington Street                           Rue du Seyon 5
Newton                                          2004 Neuchatel 4
Massachussets                                   Switzerland
USA 02158


                                                              7 November, 2000

                        Project Hotel - Commitment Letter

Dear Sirs:

Reed International P.L.C. ("REED") and Elsevier NV ("ELSEVIER" and together with Reed the "PARENTS") have advised Deutsche Bank AG London ("DEUTSCHE") and Morgan Stanley Dean Witter Bank Limited ("MSDW BANK") (the "LEAD Arrangers") and Deutsche and Morgan Stanley Senior Funding, Inc. (the "UNDERWRITERS") that a subsidiary of RE Inc. proposes to acquire (the "ACQUISITION") all of the capital stock of Harcourt General, Inc. (the "Target") (as described in the Agreement and Plan for Merger dated as of 27 October, 2000 between Reed Elsevier Inc., REH Mergersub Inc. and Target (the "ACQUISITION AGREEMENT" and together with all other documents relating thereto (the "ACQUISITION DOCUMENTS")) at a purchase price of up to US$4,571,000,000 pursuant to an offer document (the "OFFER

DOCUMENT"). Terms defined in the Term Sheet attached hereto (the "TERM SHEET") shall bear the same meaning herein.

1.    THE FACILITIES

You have indicated to the Lead Arrangers that you are seeking up to US$8.5 billion in facilities (the "FACILITIES") to (i) fund the purchase price for the Acquisition, (ii) pay for related fees and expenses of the Acquisition, (iii) refinance existing financial indebtedness and (iv) finance ongoing working capital needs and general corporate requirements.

The Acquisition and the related financing are herein referred to as the "TRANSACTION".

The Underwriters are pleased to offer to commit to provide or to cause one or more of their respective affiliates (which in the case of Morgan Stanley Senior Funding, Inc. may include MSDW Bank) to each provide 50 per cent. of the US$8.5 billion of Facilities consisting of (a) two revolving loan facilities and (b) a term loan facility in amounts and on terms and conditions outlined herein, in the Term Sheet and in the letters of even date herewith (the "FEE LETTERS") providing for certain fees relating to the Facilities. This Commitment Letter, the Term Sheet and the Fee Letters are together referred to herein as the "COMMITMENT DOCUMENTS".

Deutsche and MSDW Bank are pleased to offer to act as the Joint Lead Arrangers and Joint Bookrunners with respect to the Facilities. Deutsche shall act as Facility Agent under the Facilities.

The Lead Arrangers shall be permitted to allocate to one or more Lenders the titles of arranger, co-arranger or such other title as the Lead Arrangers may determine, in consultation with you, with respect to the Facilities. It is agreed that any lending institution in the Parents' existing club facility which commits US$400 million (or such other amount as is mutually agreed among ourselves and yourselves) or more with respect to the Facilities shall be named as an arranger.

Please note that those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties hereto.

2.    CONDITIONALITY

The obligations of the Lead Arrangers and the Underwriters under paragraph 1 are conditional upon (a) no breach by you of the terms of this Commitment Letter which continues unremedied or unwaived; (b) no written information (other than projections which shall be prepared in good faith and based upon reasonable assumptions) provided by you to the Lead Arrangers in relation to the Transaction proving to be inaccurate, incomplete or misleading in any respect which, in the reasonable opinion of the Lead Arrangers, is material; and (c) such other conditions as are specified in the Term Sheet. We and you agree to proceed promptly to negotiate the Facility Agreement (which shall be substantially on the terms contained in the Term Sheet) in good faith with a view to finalising a mutually acceptable Facility Agreement as soon as practicable and in any event by 15 December 2000.

Neither the Lead Arrangers nor the Underwriters shall be liable to any of the Parents, RE Inc. or EFSA for any costs, expenses, liabilities or losses incurred by any of the Parents, RE Inc.

or EFSA as a result of any of their respective withdrawals of their offers to arrange or underwrite the Facilities (or following acceptance of this Commitment Letter by the Parents, RE Inc. and EFSA, their agreements to do so) hereunder in accordance with the provisions set out under "Conditionality" above.

The Commitment Documents shall not be used by any of the Parents, RE Inc. or EFSA for any purpose and may not be disclosed or in any way relied upon by any of the Parents, RE Inc. or EFSA unless and until it is accepted (by way of countersignature in accordance with the requirements hereof) and delivered to the Lead Arrangers and the Underwriters.

3.    SYNDICATION AND INFORMATION MEMORANDUM

(a) You acknowledge that the Lead Arrangers expect to syndicate the Facilities to a group of financial institutions and the commitment of the Underwriters shall be reduced to the extent such institutions commit to provide portions of the Facilities. The Lead Arrangers shall, in consultation with you, manage all aspects of the syndication, including its timing, the selection of potential Lenders, the acceptance and allocation of commitments and the amount and distribution of fees among Lenders.

(b) In accordance with market practice, an information memorandum (the "INFORMATION MEMORANDUM") containing relevant information concerning the Facilities, the Parents, RE Inc., EFSA, their subsidiaries and affiliates and the Acquisition will be provided on a confidential basis to potential Lenders on your behalf. The Lead Arrangers will prepare the Information Memorandum on your behalf. You agree to co-operate, and to use your reasonable efforts to cause the management of the Target to co-operate, with the Lead Arrangers in the preparation of the Information Memorandum and in effecting the syndication of the Facilities, including, without limitation, participating in a reasonable number of Lender and potential Lender group meetings held in connection with such syndication. You also agree to use reasonable efforts to ensure that the syndication efforts benefit from the existing lending relationships of Reed Elsevier.

(c) The final version of the Information Memorandum and any additional or supporting information to be provided to prospective participants in the Facilities will be approved by you prior to distribution to prospective participants in the Facilities.

(d) The Parents, RE Inc. and EFSA agree to make a representation to the Lead Arrangers and the other actual and prospective participants in the Facilities
(i) concerning the material accuracy and completeness of all information in relation to Reed Elsevier (prior to giving effect to the Acquisition) contained in the Information Memorandum and (ii) that all projections contained in the Information Memorandum have been or will be prepared in good faith and based on assumptions which were believed to be reasonable at the time prepared.

4.    EXCLUSIVITY

By your acceptance below you agree that from the date of acceptance of the offer set forth in this Commitment Letter until completion of the syndication described in the preceding paragraph (as notified to you by the Lead Arrangers):

(a) the Lead Arrangers, in relation to the Facilities, will act as exclusive Joint Lead Arrangers. Further (other than as provided in this Commitment Letter) there shall be no appointment of any other arrangers or underwriters in relation to the Facilities without the prior agreement of the Lead Arrangers and the Underwriters as to the identity of any such arrangers/underwriters and the timing of such appointment(s); and

(b) from the date hereof to the earlier of 30 April, 2001 and notification by the Lead Arrangers of completion of general syndication, the Parents, RE Inc. and EFSA will and will procure that their respective subsidiaries and affiliates will ensure that no new debt financing or offering (other than any (i) commercial paper issuances, (ii) short term bank borrowings and overdrafts not exceeding US$200 million in total at any time, (iii) rollovers of bilateral facilities and (iv) long term public debt with a maturity of not less than 4 years) shall be syndicated, issued or privately placed by or on behalf of any of them (and there shall be no announcement or discussion of, or any attempt to effect, any such syndication, issue or placement) and no mandate for any such financing or offering shall be awarded.

5.    INDEMNITY

By your acceptance below and in consideration of the entry into this letter by the Lead Arrangers and the Underwriters, you hereby agree with the Lead Arrangers and the Underwriters for themselves and as trustees for each of the other Indemnified Persons (as defined below):

(a) to indemnify and hold harmless the Lead Arrangers, the Underwriters, each of their affiliates and each of their respective directors, officers, employees, agents, attorneys, affiliates and controlling persons (each an "INDEMNIFIED PERSON") from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of, result from or in any way relate to the Commitment Documents, the Transaction or the other transactions contemplated hereby or the providing or syndicating of the Facilities, and to reimburse each Indemnified Person, upon its demand, for any legal and/or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damages, liability, action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding out of which such expenses arise), other than any of the foregoing claimed by any Indemnified Person to the extent finally determined by a court of competent jurisdiction (against which no appeal is or can be made) to have resulted directly and primarily from the gross negligence or wilful default of such Indemnified Person; and

(b) to reimburse the Lead Arrangers, the Underwriters and each of their affiliates from time to time upon demand for its and their respective reasonable out of pocket costs and expenses (including, without limitation, legal fees and expenses, valuation, consultant and other professional fees, and printing, reproduction and document delivery costs) incurred in connection with the syndication of the Facilities and the preparation, review, negotiation, execution and delivery of the Commitment Documents, the definitive financing agreement (the "FACILITY AGREEMENT") and any other documents relating to the Transaction.

You also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or any of your affiliates for or in connection with the transactions contemplated by this Commitment Letter, except, following your acceptance hereof, for breach of the terms of this Commitment Letter or the gross negligence or wilful default of such Indemnified Person. No Indemnified Person shall be responsible or liable to any other person for consequential damages.

6.    FEES

As consideration for the agreements of the Lead Arrangers and the Underwriters contained in this Commitment Letter, you agree to pay the fees set out in the Fee Letters. Once paid such fees shall not be refundable under any circumstances.

7.    PAYMENTS

(a) All payments under this Commitment Letter and the Fee Letters shall be made without any set-off or counter-claim and free and clear of any withholding or deduction (whether on account of tax or otherwise) save as may be required by law. If you are required by law to make any deduction or withholding from any sum payable hereunder or thereunder, the sum in respect of which the deduction or withholding is required to be made shall be increased to the extent necessary to ensure that the Lead Arrangers, the Underwriters or, as the case may be, the Facility Agent (and any relevant Indemnified Person) receive and retain a net sum equal to that which they (or, as the case may be, the relevant Indemnified Person) would have received had no such deduction or withholding been required to be made. All payments to be made under this Commitment Letter and the Fee Letters shall be made in immediately available freely transferable funds and in the currency of invoice to such account with such bank in the principal financial centre of the currency of invoice as the Lead Arrangers, the Underwriters or, as the case may be, the Facility Agent, shall notify. All fees and other amounts payable under this Commitment Letter and the Fee Letters are exclusive of any value added tax. If any value added tax is payable, you agree to pay this at the same time as the relevant payment under this Commitment Letter or, as the case may be, the Fee Letters, are paid.

(b) If and to the extent that you pay any additional amount under paragraph 7(a) and either of the Lead Arrangers, the Underwriters or as the case may be, the Facility Agent (in their respective opinions exercised in good faith) receive the benefit of a refund of tax or credit against tax which is identified by that Lead Arranger, that Underwriter or, as the case may be the Facility Agent, as attributable to the tax that was withheld or deducted (a "TAX CREDIT"), then that Lead Arranger, that Underwriter or, as the case may be, the Facility Agent, shall reimburse to you such amount as it shall determine so as to leave that Lead Arranger, the Underwriter or, as the case may be, the Facility Agent, after that reimbursement, in no better or worse position than they would have been in if payment of the relevant additional amount had not been required. The Lead Arrangers, the Underwriters or, as the case may be, the Facility Agent, shall not be obliged to disclose any information regarding their respective tax affairs or computations to the Parents, RE Inc. or EFSA and their respective certificates as to the amount to be reimbursed shall, in the absence of manifest error, be conclusive and shall not be questioned by any of the Parents, RE Inc. or EFSA.

8.    AFFILIATES

You acknowledge that the Lead Arrangers, the Underwriters or any of their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Lead Arrangers nor the Underwriters will use confidential information obtained from you or any of your affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you and your affiliates in connection with the performance by the

Lead Arrangers or the Underwriters of services for other companies, and neither the Lead Arrangers nor the Underwriters will furnish any such information to other companies. You also acknowledge that none of the Lead Arrangers or the Underwriters has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or any of your affiliates, confidential information obtained from other companies.

9.    CONFIDENTIALITY

The Commitment Documents are delivered to you on the condition that they be kept confidential and not shown to or discussed with any third party (other than on a confidential and need to know basis with your counsel or your financial advisers, and except as required by applicable law or regulation, or in order to enforce the terms of the Commitment Documents) without the prior written approval of the Lead Arrangers and the Underwriters.

No public announcement in relation to the Facilities shall be made by any of the Parents, RE Inc. or EFSA or their respective affiliates without the prior written consent of the Lead Arrangers and the Underwriters.

10.   GOVERNING LAW

This letter shall be governed by, and construed in accordance with English law. The parties hereto submit to the non-exclusive jurisdiction of the English courts.

11.   COUNTERPARTS

This Commitment Letter and the Fee Letters may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together with the Term Sheet, shall constitute one agreement.

Delivery of an executed signature page to this Commitment Letter or the Fee Letters by fax shall be as effective as delivery of a manually executed document.

12.   ASSIGNMENT AND AMENDMENTS

The Commitment Documents and your rights thereunder may not be assigned by you without the prior written consent of the Lead Arrangers and the Underwriters and may not be amended or any provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

13.   PARTIAL INVALIDITY

If any provision of the Commitment Documents is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

14.   THIRD PARTY RIGHTS

It is agreed that:

(a) no provision of this Commitment Letter other than paragraphs 5 and 7 shall be enforceable by a person who is not a party hereto (a "THIRD PARTY");

(b) each third party referred to in paragraphs 5 and 7 shall have the right to enforce those provisions; and

(c) this Commitment Letter may be rescinded or amended without the consent of any such third party as is referred to in paragraph 5 or 7.

15.   NO FRONT RUNNING

Each of the Lead Arrangers agrees with, and acknowledges and confirms to the other Lead Arranger as follows:

(a) until the close of primary syndication, it will not, and it will procure that none of its affiliates will, engage in any Prohibited Activity;

(b) neither it nor any of its affiliates has engaged in any Prohibited Activity; and

(c) if it or any of its affiliates engages in any Prohibited Activity before the close of primary syndication the other Joint Arranger may suffer loss or damage and its position in future financing with the other Joint Arranger and Reed Elsevier may be prejudiced.

In this paragraph 15:

"CLOSE OF PRIMARY SYNDICATION" means the date on which the Joint Bookrunners notify each participant as to the allocations of commitments relating to the Facilities;

"FACILITY INTEREST" means a legal, beneficial or economic interest acquired or to be acquired in or in relation to the Facilities, whether as initial Lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method; and

"PROHIBITED ACTIVITY" means each of the following:

(a) entering into or continuing any discussion or other communication with any person which is intended to or is reasonably likely to:

      (i) discourage any person from taking a Facility Interest as a Lender of record in primary syndication; or

      (ii) encourage any person to take a Facility Interest except as a Lender of record in primary syndication; or

(b) making a bid or offer price (whether firm or indicative) with a view to buying or selling a Facility Interest; or

(c) entering into any agreement, option or other arrangement, whether legally binding or not, in relation to the acquisition of any Facility Interest (whether on an indicative basis, a "when and if issued" basis or otherwise), but excludes any communication, offer or arrangement made with an affiliate of the relevant Lead Arranger.

16.   ACCEPTANCE

The offer of the Lead Arrangers and the Underwriters set forth in this Commitment Letter will terminate at 5.00 p.m. (London time) on Tuesday 8 November, 2000 unless you accept this Commitment Letter at or prior to that time by signing and returning to the Lead Arrangers and the Underwriters counterparts of this Commitment Letter, together with the Fee Letters. The Lead Arrangers and the Underwriters reserve the right to terminate such offer at any time prior to your acceptance of this Commitment Letter as described above.

The commitment of the Underwriters under this Commitment Letter, if accepted by you, will in any event terminate at 5.00 p.m. (London time) on 15 December, 2000 if the Facility Agreement shall not have been signed by yourselves and ourselves on or prior to such date. Your obligations under the sections headed "Exclusivity", "Indemnity" and "Confidentiality" of this Commitment Letter shall survive any such termination and if incorporated in the Facility Agreement will be on substantially the terms of the Commitment Letter.

If you are in agreement with the foregoing, please sign and return to the undersigned one copy of this Commitment Letter.

Yours faithfully,



DEUTSCHE BANK AG LONDON

as Lead Arranger

By:    /s/ John Burgess
     _____________________

Name:  John Burgess
Title: Director

MORGAN STANLEY DEAN WITTER BANK LIMITED

as Lead Arranger

By:    /s/ Kevin Adeson
     _____________________

Name:  Kevin Adeson
Title: Executive Director

DEUTSCHE BANK AG LONDON

as Underwriter

By:    /s/ Sean Malone
     _____________________

Name:  Sean Malone
Title: Director

MORGAN STANLEY SENIOR FUNDING, INC.
as Underwriter


By:  /s/ John S. Wotowicz
     _____________________
Name: John S. Wotowicz
Title: Managing Director

Accepted and agreed this
7th day of November, 2000


REED INTERNATIONAL P.L.C.

By:  /s/ Mark H. Armour
     _____________________
Name: Mark H. Armour
Title: Director and Chief Financial Officer


ELSEVIER NV

By:  /s/ Erik Ekker
     _____________________
Name: Erik Ekker
Title: Company Secretary


REED ELSEVIER INC.

By:  /s/ Paul Richardson
     _____________________
Name: Paul Richardson
Title: Senior Vice President and Treasurer


ELSEVIER FINANCE SA

By:  /s/ Jacques Billy
     _____________________
Name: Jacques Billy
Title: Managing Director

                                  PROJECT HOTEL

                          Summary terms and conditions
               for credit facilities in a maximum aggregate amount of US$8.5 billion to be made available in connection with the Acquisition
        (as defined in the Commitment Letter dated 7 November, 2000 signed by Deutsche Bank AG London ("DEUTSCHE"), Morgan Stanley Dean Witter Bank
           Limited ("MSDW Bank"), Morgan Stanley Senior Funding, Inc.,
        Reed International P.L.C., Elsevier NV, Reed Elsevier Inc. and
            Elsevier Finance SA to which this Term Sheet is attached
                          (the "COMMITMENT LETTER" ))



Terms defined in the Commitment Letter shall, unless otherwise defined or the context requires otherwise, bear the same meaning in this Term Sheet.


JOINT LEAD ARRANGERS:    Deutsche and MSDW Bank.

BORROWERS:               A Facility and B Facility:      Reed Elsevier Inc.,
                                                         Elsevier Finance SA
                                                         and such other wholly-
                                                         owned subsidiaries of
                                                         the Borrowers as
                                                         agreed to by the
                                                         Lenders.

                         C Facility:                     Reed Elsevier Inc.

GUARANTORS:              A Facility and B Facility:      Reed International
                                                         P.L.C. and Elsevier NV.

                         C Facility:                     None at signing of the
                                                         Facility Agreement.  If
                                                         the C Facility is drawn
                                                         but the On Sale
                                                         Transaction is not
                                                         consummated promptly
                                                         thereafter, then a
                                                         guarantee of the C
                                                         Facility from the
                                                         Parents will be
                                                         required within 7
                                                         business days after
                                                         receiving shareholder
                                                         approval to enable the
                                                         Parents
                                                         to give such guarantee.
                                                         In the event of failure
                                                         to deliver such
                                                         guarantee on or before
                                                         25 April 2001, Reed
                                                         Elsevier plc and
                                                         Elsevier Finance SA
                                                         shall grant guarantees
                                                         of the A, B and C
                                                         Facilities.  Such
                                                         guarantees shall
                                                         terminate automatically
                                                         upon the repayment and
                                                         cancellation in full of
                                                         the C Facility.

PARENTS:                    Reed International P.L.C. and Elsevier NV.

BORROWERS' AGENT:           Reed Elsevier plc.

REED ELSEVIER:              The Parents, Reed Elsevier plc, Elsevier Reed
                            Finance BV and their respective subsidiaries from time to time.

OBLIGORS:                   The Borrowers and the Guarantors from time to
                            time.

MATERIAL SUBSIDIARIES:      Reed Elsevier plc, Elsevier Reed Finance BV and
                            other members of Reed Elsevier whose adjusted net profits, net assets or net revenues represent at least 10% of the combined adjusted net profits, net assets or net revenues of Reed
                            Elsevier and all of whose adjusted net profits, net assets or net revenues taken as a whole represent at least 80% of the combined adjusted net profits, net assets or net revenues of Reed
                            Elsevier.

UNDERWRITERS:               Deutsche and Morgan Stanley Senior Funding, Inc.

FACILITY AGENT:             Deutsche.

JOINT BOOK RUNNERS:         Deutsche and MSDW Bank.

DOCUMENTATION AGENTS:       Deutsche and MSDW Bank.

LENDERS: The Underwriters and a group of banks or financial institutions selected by the Lead Arrangers in consultation with the Obligors.

DOLLAR SWINGLINE AGENT:     Deutsche Bank AG, New York Branch.

EURO SWINGLINE AGENT:       Deutsche.

FACILITIES AND AMOUNTS:     US$8.5 billion comprising of:

                            (a) a 364 day revolving loan facility (subject to exercise of the Term-Out Option referred to below) in an aggregate maximum amount of up to US$4.0 billion (the "A FACILITY");

                            (b)   a 3 year revolving loan facility in an
                                  aggregate maximum amount of up to US$2.5 billion (the "B FACILITY") incorporating a US$ Swingline loan facility in an aggregate maximum amount of up to US$750 million (the " DOLLAR SWINGLINE FACILITY") and a Euro Swingline loan facility in an aggregate maximum amount equal to the Euro equivalent of up to US$250 million (the "EURO SWINGLINE FACILITY" and together with the Dollar Swingline Facility, the "SWINGLINE FACILITIES"); and

                            (c) a 364 day multiple-draw term loan facility in an aggregate maximum amount of US$2.0 billion (the "C FACILITY").

CURRENCY:                   The Facilities will be denominated in US Dollars and
                            advances ("ADVANCES") made under the Facilities may be made available in US Dollars, Euros, Sterling and such other currencies freely available and convertible into US Dollars as the Lenders shall agree.

PURPOSE:                    (a)   The proceeds of the A Facility will be
                                  applied in or towards:

                                  (i) payment of cash consideration for the acquisition of capital stock of the Target and refinancing existing indebtedness of the Target and its subsidiaries (the "TARGET GROUP"); and

                                  (ii) fees and other expenses incurred in connection with the Acquisition.

                            (b)   The proceeds of the B Facility will be
                                  applied in or towards:

                                  (i)   refinancing of existing indebtedness
                                  of the Borrowers; and

                                  (ii)  working capital and other general
                                  corporate purposes of Reed Elsevier.

                            (c)   The proceeds of the C Facility will be
                                  applied in or towards:

                                  (i) payment of cash consideration for the acquisition of capital stock of the Target, whether for the purchase of shares or the payment of merger consideration, and refinancing existing indebtedness of the Target Group;

                                  (ii) fees and other expenses incurred in connection with the Acquisition and the On Sale Transaction; and

                                  (iii) working capital and other general
                                  corporate purposes of the Target Group.

AVAILABILITY:               The Facilities (following satisfaction of all
                            conditions precedent and subject to all
                            representations and warranties being correct in all material respects and no Event of Default or Potential Event of Default having occurred which remains unremedied or unwaived), will be available for drawing by way of cash advances and in minimum amounts of US$50 million and integral multiples of US$10 million:

                            (a) A Facility: from the date of the Facility Agreement to one month before the A Facility Maturity Date; and

                            (b) B Facility: from the date of the Facility Agreement to one month before the B Facility Maturity Date; and

                            (c) C Facility: from the date the A Facility is drawndown in full until 31 July, 2001.

                            There shall be no more than 10 Advances outstanding under each Facility at any time.

                            The notice periods for Advances shall be: US Dollars and other currencies - 3 business days and Sterling
                            - 2 business days, provided that the initial
                            Advances under the A and B Facilities may be requested upon 1 business days notice subject to indemnification by the Borrowers of the Lenders' breakage costs (if any). The initial Advance under the C Facility and Advances under the Swingline Facilities will be available on a same day basis.

TERM-OUT OPTION:            The Borrowers' Agent may, by giving written
                            notice to the Facility Agent not less than one month prior to the A Facility Maturity Date, exercise the Term-Out Option. If the Term-Out
                            Option is exercised, then on the A Facility
                            Maturity Date, (a) all Advances outstanding under the A Facility shall be consolidated into a single term loan; (b) any available commitment under the A Facility shall be cancelled; and (c) the A Facility Maturity Date shall be extended to the Extended A Facility Maturity Date.

TERM FACILITIES:            The C Facility and, if the Term Out Option is
                            exercised, the A Facility.

REVOLVING FACILITIES:       The B Facility, and prior to exercise of the
                            Term Out Option, the A Facility.

TERM-OUT OPTION FEE:        If the Term-Out Option is exercised, the
                            Borrowers shall, on the dates the revolving loans are converted to term loans, pay a fee calculated at the rate of 0.05% flat on the amount of the A
                            Facility consolidated into the term loan pursuant to the Term-Out Option.

FINAL MATURITY DATES:       (a)   A Facility: the date which is 364 days
                            after the date of the Facility Agreement ("A
                            FACILITY MATURITY DATE") or, if the Term-Out
                            Option is exercised, the date which is 12 months after the A Facility Maturity Date (the,
                            "EXTENDED A FACILITY MATURITY DATE").

                            (b) B Facility: 3 years after the date of the Facility Agreement.

                            (c) C Facility: 364 days after the date of the Facility Agreement.

REPAYMENT:                  All outstandings under each Term Facility shall be
                            repaid by a single payment on the Final Maturity
                            Date for the relevant Facility. Each Advance under the Revolving Facilities shall be outstanding for a single period (its

                            "TERM") and shall be repaid on the last day of its Term.

INTEREST PERIODS AND TERMS: In respect of Advances (not being Advances under the Swingline Facilities or the
                            initial Advance under the C Facility), one, two, three or six months at the option of the relevant Borrower or such other period as the Lenders may agree provided that, until the end of the general syndication of the Facilities, Interest Periods and Terms will be limited to periods of one month or such shorter periods as the Lead Arrangers shall require in consultation with the Borrowers' Agent. In respect of Advances under the Swingline Facilities a period of up to 5 business days. In respect of the initial Advance under the C Facility, such period as the Borrowers' Agent and the Lenders under the C Facility shall agree.

                            No Interest Period or Term shall end after the relevant Final Maturity Date for a Facility.

INTEREST RATES:             1.    In relation to Advances (other than
                                  Advances under the Swingline Facilities and the initial Advance under the C Facility), the sum of:

                                  (a)   the relevant Margin;

                                  (b)   LIBOR (for Advances in US Dollars,
                                        Sterling and other currencies (other
                                        than Euro)) or EURIBOR (for Advances in
                                        Euro) in each case for the relevant
                                        currency and Interest Period or Term;
                                        and

                                  (c)   mandatory and reserve asset costs
                                        (if any) including the cost of
                                        compliance with the requirements of
                                        the European Central Bank and the
                                        cost of compliance with the
                                        requirements of the Bank of England
                                        and/or the Financial Services
                                        Authority ("MANDATORY COSTS").

                            "LIBOR" means the London Interbank Offered Rate and "EURIBOR" means the European Interbank Offered Rate, in each case as appearing on the applicable Telerate Screen at or about 11 a.m. (London time, or Brussels time in the case of EURIBOR) on the applicable rate fixing day or, if not available, as quoted by the Reference Banks (selected by the Facility Agent in consultation with the Borrowers' Agent) to leading banks for the relevant currency and Interest Period or Term.

                            2.    In relation to Advances under the Dollar
                                  Swingline

                                  Facility the higher of:

                                  (a)   the prime rate of the Swingline
                                        Agent; and

                                  (b)   the federal funds rate plus 0.50%.

                            3.    In relation to Advances under the Euro
                                  Swingline Facility:

                                  (a)   the rate referenced "EONIA"
                                        displayed on Reuters screen
                                        "EONIA" on the relevant rate
                                        fixing day; or

                                  (b)   if not available the sum of (i) the
                                        rate which is the arithmetic mean of
                                        the rates quoted by the Reference
                                        Banks (selected by the Euro
                                        Swingline Agent in consultation with
                                        the Borrowers' Agent) as their
                                        respective overnight interest rates
                                        for Euro deposits on that day in the
                                        European interbank market and (ii)
                                        0.10% above the then relevant Margin
                                        for the B Facility.

                            4.    In relation to Advances under the C
                                  Facility the sum of:

                                  (a)   the relevant Margin;

                                  (b)   (i) for the initial Advance
                                        requested on a same day basis, the
                                        cost to each relevant Lender of
                                        funding its participation in such
                                        Advance from such funding sources as
                                        it may reasonably select for the
                                        relevant currency and Interest
                                        Period and (ii) for all other
                                        Advances, LIBOR or EURIBOR in each
                                        case for the relevant currency and
                                        Interest Period; and

                                  (c)   Mandatory Costs.

                            Interest to be payable at the end of each Interest Period and Term and in the case of an Interest Period or Term greater than six months, at the end of each six month period and shall be calculated on the basis of the actual number of days elapsed over a 365/360 day year (or according to market practice for the relevant currency).

                            Interest will be charged on overdue sums at the rate otherwise applicable plus 1%.

MARGIN: The Margin for each Facility shall be as set out in the Annex.

COMMITMENT COMMISSION:      Commitment Commission shall be payable
                            from and after the signing of the Facility
                            Agreement, quarterly in arrears and on the date of any cancellation of any Facility, for each Facility as set out in the Annex and calculated on the aggregate undrawn commitments under the Facilities.

UTILISATION FEE:            If on any day (i) the total commitments under
                            the Facilities exceed US$2.5 billion and (ii) the total aggregate amount of outstandings under the Facilities equals or exceeds 50 per cent of the total commitments under the Facilities, then a Utilisation Fee shall be payable as set out in the Annex. Accrued Utilisation Fees shall be payable quarterly in arrears and on the date of any cancellation of any Facility.

AGENCY FEE:                 In amounts and at the times set out in the
                            Agency Fee Letter.

VOLUNTARY PREPAYMENT:       At any time in whole or in part (but if in part
                            in a minimum amounts of US$50 million and an integral multiple of US$10 million) on 5 business days' notice in respect of any Advance without penalty, but subject to payment of broken funding costs if the prepayment is not made on the last day of an Interest Period or Term.
                            Amounts prepaid under Term Facilities may not be reborrowed.

MANDATORY PREPAYMENT:       Prepayment (with corresponding reductions to and
                            cancellation of commitments) will be mandatory, in full or in part, as the case may be, in the following circumstances:-

                            (a) in full on a Change of Control or sale of substantially all of the business/assets of the Parents and/or any Material Subsidiaries. "Change of Control" shall be defined as (i) any person or any group (other than a Parent) acting in concert acquiring more than 50% of the voting stock of either Parent or (ii) failure of the Parents to own, directly or indirectly, or together with the other Parent, the whole of the capital stock of any other Obligors (other than a Parent);

                            (b) upon the disposal of the Higher Education Group and/or Corporate and Professional Services Group businesses of the Target to The Thomson

                                  Corporation or otherwise (the "ON SALE
                                  TRANSACTION") the outstandings under the C
                                  Facility shall be repaid in full;

                            (c) from 100% of the proceeds of disposal of assets by any members of Reed Elsevier (net of costs and expenses of disposal and tax incurred in connection with the disposal) in excess of US$250 million in aggregate per annum or the equivalent thereof in any other currency, subject to customary rights of reinvestment within 6 months;

                            (d) from 100% of the net proceeds of any debt capital market transaction (howsoever described) effected by any member of Reed Elsevier with a value of more than US$50 million; and

                            (e) from 100% of the net proceeds of any sale or issuance of additional equity or capital contribution or other raising of equity funds by any member of Reed Elsevier in the national or international equity markets.

                           The Mandatory Prepayment requirements in relation to the circumstances set out in paragraphs (c), (d) and
                           (e) shall only apply at such times as the aggregate total of commitments under the Facilities exceeds US$2.5 billion. Such repayments may be applied against the different Facilities at the discretion of the Borrowers' Agent, provided that, other than in relation to paragraph (b) above, there shall not be any prepayment application against the C Facility until such time as the A and B Facilities have been repaid and cancelled in full.

VOLUNTARY CANCELLATION:    The A Facility and the B Facility may be voluntarily
                           cancelled in whole or in part (but if in part in a minimum amount of US$50 million and an integral multiple of US$10 million) on 2 business days notice without penalty.

MANDATORY COMMITMENT        The commitments under the A Facility shall be
REDUCTIONS:                 reduced and cancelled by an amount equal to the
                            principal amount of public debt of the Target and/or of the existing club facility of Reed Elsevier which shall remain outstanding on and after the date of the consummation of the Acquisition after giving effect thereto (except to the extent that the commitments under the A Facility have already been reduced prior to that date in anticipation of such debt remaining outstanding), provided that the Borrowers' Agent may request that up to US$850 million of the commitments under the A Facility shall not be cancelled until the date which is seven days after the initial Advance under the Facility
                            Agreement if a like amount of public debt of the Target remains outstanding, so long as such amount of commitment under the A Facility is blocked and may only be drawn to repay such public debt.

CONDITIONS PRECEDENT:       No Advance shall be made under any Facility
                            until the Facility Agent has received or waived the following conditions precedent in form and substance reasonably satisfactory to it:

                                   (i)    execution of the Facility Agreement
                                          (including all required guarantees)
                                          together with all other documents
                                          relating to the Facilities (the
                                          "FINANCING DOCUMENTS"));

                                   (ii)   certified copies of the
                                          constitutional documents,
                                          corporate authorities and specimen
                                          signatures for each Obligor;

                                   (iii)  satisfactory legal opinions from (a)
                                          White & Case, English counsel to the
                                          Lenders, (b) White & Case, US counsel
                                          to the Lenders (c) Dutch counsel to
                                          the Lenders, (d) Swiss counsel to the
                                          Lenders and (e) local counsel to the
                                          Lenders and/or the Obligors in the
                                          jurisdiction of incorporation of each
                                          of the Obligors to the extent not
                                          covered by the legal opinions referred
                                          to above;

                                   (iv)   a certified copy of a structure
                                          document showing funds flow and
                                          confirming the material structure
                                          of Reed Elsevier;

                                   (v)    certified copies of all the
                                          Acquisition Documents, completion of
                                          the Acquisition on or before 31 July,
                                          2001 and a certificate from the
                                          Parents to the Facility Agent
                                          stating that:

                                          (a) all US Hart Scott Rodino waiting
                                          periods relating to the Acquisition
                                          have expired or relevant clearances
                                          have been obtained, and all other
                                          material antitrust requirements
                                          relating to the Acquisition or the On
                                          Sale Transaction have either been
                                          satisfied in all material respects, or
                                          will be complied with in all material
                                          respects following the Acquisition;

                                          (b) no other condition to the
                                          Acquisition has failed to be satisfied
                                          in any respect which the Parents
                                          believe would make it inadvisable to
                                          proceed with the Acquisition;

                                          (c)  the "Minimum Condition" set
                                          forth in the Offer Document has
                                          been satisfied; and

                                          (d)  the Acquisition has been
                                          consummated in accordance with the
                                          Acquisition Documents in all
                                          material respects.

                                   (vi)   written acceptance by agents for
                                          service of process in England (in
                                          respect of Obligors not incorporated
                                          under the laws of England and Wales)
                                          and New York;

                                  (vii)   written confirmation of
                                          cancellation of the US$ 1 billion
                                          loan agreement dated 24 October,
                                          2000 and made between (1) Reed
                                          Elsevier (UK) Limited and Reed
                                          Elsevier Inc. (as Original
                                          Borrowers), (2) Reed International
                                          P.L.C. and Elsevier NV (as
                                          Guarantors) and (3) Morgan Stanley
                                          Senior Funding Inc. (as Bank);

                                   (viii) all necessary consents, approvals,
                                          authorisations, licences, exemptions,
                                          filings, notarisations, registrations
                                          in connection with the Financing
                                          Documents;

                                          and

                                   (ix)   payment of all fees, expenses and
                                          other costs payable under the
                                          Commitment Documents.

REPRESENTATIONS AND         Representation and warranties usual for
WARRANTIES:                 facilities of this type (subject to customary
                            exceptions and qualifications to be agreed) including:

                            (a)   in relation to the Obligors, due
                                  incorporation, power and authority to
                                  perform, all consents obtained and
                                  compliance with laws, and obligations
                                  legal, valid and binding in relation to
                                  the Acquisition Documents and the
                                  Financing Documents, (together the
                                  "TRANSACTION DOCUMENTS");

                            (b) in relation to the Obligors and all Material Subsidiaries, no material litigation, no winding-up or insolvency proceedings, no material defaults, no material unpaid taxes or overdue filings;

                            (c) accuracy and completeness in all material respects of the Information Memorandum, and all written information/reports provided, accuracy and basis of preparation of accounts to be delivered after the date of the Facility Agreement and disclosure of all material borrowings;

                            (d) execution and delivery of the Transaction Documents do not violate or conflict with any law, constitutional documents or agreements applicable to any member of Reed Elsevier;

                            (e) accuracy of most recently provided financial statements and that such financial statements give a true and fair view of the financial position of Reed Elsevier;

                            (f) all obligations of the Obligors under the Facility Agreement rank at least pari passu with their other unsecured and unsubordinated obligations;

                            (g) as at the date of signing of the Facility Agreement, no withholding or deduction required from payments to Qualifying Lenders (to be defined), save for withholdings required by applicable law;

                            (h)   subject to applicable reservations and
                                  qualifications in the legal opinions, all things necessary to be done in order for the obligations of Obligors under the Transaction Documents to be legal, valid and binding and to make them admissible in evidence, have been done;

                            (i)   subject to applicable reservations and
                                  qualifications in the legal opinions, choice of English law as governing law of the Financing Documents and judgments obtained in England will be recognised and enforced;

                            (j) the corporate structure and shareholdings as set out in the group structure chart for Reed Elsevier (as updated from time to time) is accurate and complete in all material respects;

                            (k) compliance in all respects with ERISA and no liabilities under, or claims outstanding with respect to, any ERISA employee plan, in each case where non-compliance would have a Material Adverse Effect on Reed Elsevier as a whole; and

                            (l) no Event of Default or Potential Event of Default has occurred and is continuing.

                            Deemed repetition of the representations and warranties on the date of each utilisation of the Facilities save for those referred to in paragraphs
                            (b), (c), (d), (f), (g), (h), (k) and (l).

NEGATIVE UNDERTAKINGS:      Undertakings usual for facilities of this type
                            (subject to customary exceptions and
                            qualifications to be agreed) including:


                            (a) No encumbrances to be granted over Reed Elsevier assets other than agreed permitted encumbrances or where the aggregate principal amount of the indebtedness thereby secured does not exceed US$250 million;

                            (b)    Restriction on changes from core businesses;

                            (c)    No sale, transfer, leasing or other
                                   disposal of assets except for (i) stock
                                   in trade, (ii) obsolete assets no longer required for the purpose of the businesses,

                                  (iii) disposals for fair market value on an arms' length basis and (iv) disposals between members of Reed Elsevier;

                            (d) Not to use any Advance to purchase, carry or refinance any margin stock in violation of Regulation U of the Board of Governors of the Federal Reserve System; and

                            (e) Not to take any action to terminate, or repudiate its obligations under, the On Sale Agreement.

POSITIVE UNDERTAKINGS:      Undertakings usual for facilities of this type
                            (subject to customary exceptions and
                            qualifications to be agreed) including:

                            (a) Promptly obtain and renew all necessary consents, filings and authorisations;

                            (b) Pari passu ranking of payment obligations under the Facilities with other unsecured and unsubordinated debt obligations; and

                            (c)    Maintenance of corporate existence,
                                   compliance with all laws and directives
                                   applicable to the relevant business.

FINANCIAL COVENANTS:        As set out below, to be tested on a semi-annual
                            basis (definitions to be agreed based on the valuation model used in the Information
                            Memorandum):

                            (a) Minimum Net Total Interest Coverage Ratio (EBITDA (adjusted to exclude exceptional items) to Net Total Interest) as follows:
                                   30 June 2001 - not less than 2.75:1
                                   31 December 2001 - not less than 3:1
                                   30 June 2002 - not less than 3:1
                                   31 December 2002 and thereafter - not
                                   less than 3.25:1.

                            (b) Maximum Leverage Ratio (Total Net Debt to EBITDA (adjusted to exclude exceptional items) as follows:-
                                   30 June 2001 - not more than 4.50:1

                                   31 December 2001 - not more than 3.75:1
                                   30 June 2002 - not more than 3.50:1
                                   31 December 2002 and thereafter - not
                                   more than 3:1.

                            If on 30 June 2001 the On Sale Transaction has not occurred but the On Sale Agreement remains in full force and effect and neither party thereto has sought to terminate it or repudiate its obligations thereunder, the calculation of both covenants for such date shall be made as if the On Sale Transaction has been completed on such date giving pro forma effect to the anticipated results thereof.

REPORTING REQUIREMENTS:     Usual for this type of transaction in respect of
                            the Obligors and Reed Elsevier and to include, but not limited to:-

                            (a) As soon as they become available (and in any event within 180 days of the end of the Parents' financial years) copies of the Parents' audited consolidated financial statements for that period and the combined financial statements of Reed Elsevier;

                            (b) As soon as they become available (and in any event within 180 days of the end of each half year) copies of the Parents' unaudited
                                   semi-annual consolidated financial statements and the unaudited semi-annual combined financial statements of Reed Elsevier;

                            (c) As soon as they become available copies of unaudited or, where audited financial statements are produced by such Obligor, the audited annual financial statements of any Obligor not providing financial statements pursuant to clauses (a) or (b) above;

                            (d)    Other financial information as the
                                   Facility Agent may reasonably request
                                   from time to time;

                            (e) Each of the financial statements delivered to the Facility Agent to be accompanied by a financial covenant compliance certificate signed by the finance director and another director; and

                            (f)    Provision to the Facility Agent of
                                   details of:

                                   (i)    any litigation or proceedings
                                          which might be expected to have a
                                          Material Adverse Effect;

                                   (ii)   any Event of Default or Potential
                                          Event of Default;

                                   (iii)  information and documentation sent
                                          to shareholders (in their capacity
                                          as such) and creditors generally;
                                          and

                                   (iv)   any material breach of the
                                          provisions of any of the
                                          Acquisition Documents.

EVENTS OF DEFAULT:          Events of Default usual for facilities of this
                            type (subject to customary exceptions and qualifications) including:

                            (a) Payment default subject to 3 business days' grace period where the failure to pay is caused by administrative or technical errors;

                            (b) breach of other obligations subject, in certain cases, where the breach is capable of remedy to a remedy period of 30 days from occurrence;

                            (c) representations or warranties prove to be incorrect or misleading in any material respect;

                            (d) any financial indebtedness of any Obligor or any Material Subsidiary:

                                   (i)    is not paid when due or within any
                                          applicable grace period; or

                                   (ii)   is declared to be or becomes due or
                                          capable of being declared due (and
                                          remains so) before its stated maturity
                                          by reason of any default, event of
                                          default or mandatory prepayment
                                          howsoever described;

                                   and the aggregate amount of all such
                                   financial indebtedness exceeds
                                   US$50,000,000 (or its equivalent in other currencies);

                            (e)    occurrence of insolvency events in
                                   relation to any Obligor or Material
                                   Subsidiary including an order made or
                                   resolution passed for its winding-up, the presentation of a winding-up petition (if not withdrawn or discharged within 21 days thereafter), the application for an administration order, distress levied against any part of its assets or an encumbrancer taking possession of any part of its assets where the value of such assets exceed US$50 million, cessation of business or any analogous event occurs in any applicable jurisdiction (except for a winding-up for the purpose of a reconstruction or amalgamation, whilst solvent, (and, in relation to an Obligor only, on terms which have previously been approved in writing by the Majority Lenders);

                            (f) illegality or invalidity of obligations of the Obligors under any of the Transaction Documents;

                            (g)    repudiation by any Obligor of any
                                   Financing Documents to which it is a
                                    party; or

                            (h)    following the date of the initial
                                   Advance(s) under the Facility Agreement
                                   (and after giving effect to the
                                   Advance(s) made on such dates), any event or circumstance occurs which the Majority Lenders reasonably determine has or is reasonably likely to have a Material Adverse Effect.

MATERIAL ADVERSE EFFECT:    A material adverse change in, or a material
                            adverse effect on the financial condition, assets or business of Reed Elsevier taken as a whole.

POTENTIAL EVENT OF DEFAULT: Means any event or circumstance which would (but for the expiry of a grace period, the giving of notice or the making of any determination as specified in the relevant provision in the Facility Agreement, or any combination of the foregoing) be an Event of Default.

OTHER PROVISIONS:           In addition to the above terms, the Financing
                            Documents will contain other detailed provisions commonly found in similar transactions including indemnities protecting the Lenders for broken funding and enforcement costs, withholding and other taxes, for liabilities incurred due to the default by the Obligors and relating to illegality, increased costs and other terms and an amendment and waiver provision allowing amendments and waivers to be effected with the approval of the Majority Lenders save for certain entrenched provisions which will require the consent of all the Lenders.

ASSIGNMENTS/TRANSFERS:      No assignment or transfer by the Obligors.

                            Lenders to be free to assign/transfer or sub-participate participations in the Facilities subject, in the case of transfers prior to the initial Advance(s) under the Facilities, to the transferees meeting certain quality criteria and, in all cases, so long as no additional taxes or increased costs arise as a result of such transfer at the time thereof. After general syndication no assignment, transfer or sub-participation may be made to any institution (other than an existing Lender) which is not an authorised bank under applicable law in its jurisdiction of incorporation.

MAJORITY LENDERS:           Lenders having aggregate commitments and/or
                            outstandings (as appropriate) in excess of 66 2/3%.

SYNDICATION/INFORMATION     The Parents to assist the Lead Arrangers in
MEMORANDUM:                 syndication generally and in preparing an
                            information memorandum.

EXPENSES:                   All reasonable costs and out of pocket expenses
                            (including legal fees) incurred by the Lead
                            Arrangers, Underwriters and the Facility Agent shall be reimbursed by the Borrowers.

LAW AND JURISDICTION:       English law with Obligors to submit to
                            non-exclusive jurisdiction of the courts of England and New York.